Exhibit 99.6

CONSENT OF DEUTSCHE BANK SECURITIES INC.

April 7, 2011

Supervisory Board and Management Board

Deutsche Börse AG

Mergenthalerallee 61

65760 Eschborn

Germany

Re: Registration Statement on Form F-4 of Alpha Beta Netherlands Holding N.V.

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated February 15, 2011, to the Supervisory Board and Management Board of Deutsche Börse AG as Annex C to the Joint Proxy Statement / Prospectus forming part of this Registration Statement on Form F-4 of Alpha Beta Netherlands Holding N.V. and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions “Summary – Opinions of Financial Advisors – Opinions of the Financial Advisors to Deutsche Börse – Opinion of Deutsche Bank Securities Inc. as Deutsche Börse’s Financial Advisor”, “The Combination – Background of the Combination”, “The Combination – Deutsche Börse’s Reasons for the Combination” and “The Combination – Opinions of the Financial Advisors to Deutsche Börse – Opinion of Deutsche Bank, Financial Advisor to Deutsche Börse”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc. DEUTSCHE BANK SECURITIES INC.